NEOSE DISCLOSES PROTEINS UNDER LICENSE AGREEMENTS
WITH NOVO NORDISK

HORSHAM, PA, June 28, 2006 — Neose Technologies, Inc. (Nasdaq: NTEC) today identified Factors VIIa, VIII and IX as the three proteins that are the subject of license agreements it entered into with Novo Nordisk A/S (NYSE: NVO) in November 2003.

“We continue to be pleased with the progress of our collaboration with Novo Nordisk to develop long-acting, GlycoPEGylated versions of these proteins. We are excited about the benefits our GlycoPEGylation technology may provide to Novo in broadening their haemostasis product portfolio,” said George J. Vergis, Ph.D., Neose president and chief executive officer.

About GlycoPEGylation™
Neose’s GlycoPEGylation™ technology can extend and customize protein half-life by uniquely linking various size polyethylene glycol (PEG) polymers to glycans that are remote from the protein’s active site, thereby preserving activity. Proteins that have not benefited from traditional chemical pegylation may benefit from GlycoPEGylation™. Neose believes that significant clinical benefits may be achieved through the application of its GlycoPEGylation™ technology to proteins and has been able to demonstrate with several drug candidates a prolonged drug effect in animals.

About Novo Nordisk A/S

Novo Nordisk is a healthcare company and a world leader in diabetes care. The company has the broadest diabetes product portfolio in the industry, including the most advanced products within the area of insulin delivery systems. In addition, Novo Nordisk has a leading position within areas such as haemostasis management, growth hormone therapy and hormone replacement therapy. Novo Nordisk manufactures and markets pharmaceutical products and services that make a significant difference to patients, the medical profession and society. With headquarters in Denmark, Novo Nordisk has more than 22,000 employees in 79 countries, and markets its products in 179 countries. Novo Nordisk’s B shares are listed on the stock exchanges in Copenhagen and London. Its ADRs are listed on the New York Stock Exchange under the symbol ‘NVO’. For more information, visit novonordisk.com.

About Neose Technologies, Inc.
Neose Technologies, Inc. is a clinical-stage biopharmaceutical company focused on the development of next-generation therapeutic proteins that are competitive with best-in-class protein drugs currently on the market, on its own and through strategic partnerships. The lead candidates in its pipeline, NE-180 for use in the treatment of chemotherapy-induced anemia and anemia associated with chronic renal failure and GlycoPEG-GCSF for neutropenia associated with myelosuppressive chemotherapy, target markets with aggregate sales in excess of $14 billion. NE-180 is currently in a Phase I trial in a Western European country, and the commencement of Phase II is anticipated in the fourth quarter of 2006. Neose expects that its partner for GlycoPEG-GCSF, BioGenerix AG, will commence a Phase I trial in a Western European country in mid-2006.

CONTACTS:

Neose Technologies, Inc.

A. Brian Davis Sr. Vice President and Chief Financial Officer (215) 315-9000

Barbara Krauter Manager, Investor Relations (215) 315-9004

For more information, please visit www.neose.com.

Neose “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties, including the risk that the collaboration will not continue or will not be successful, or that long-acting versions of Factors VIIa, VIII and IX will not be successfully developed. For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statement, see the section of Neose’s Annual Report on Form 10-K for the year ended December 31, 2005, entitled “Factors Affecting the Company’s Prospects” and discussions of potential risks and uncertainties in Neose’s subsequent filings with the SEC.